Exhibit 99.1

Gladstone Investment Announces Final Results of Rights Offering

MCLEAN, Va.--(BUSINESS WIRE)--Gladstone Investment Corp. (NASDAQ:GAIN) (the “Company”) announced today that it has completed its previously announced offering of transferable rights to purchase up to 5,520,033 shares of its common stock. The Company issued all 5,520,033 shares available for issuance as a result of the offering at a subscription price of $7.48. The subscription price was set at 93% of the volume-weighted average of the sales prices of the Company’s common stock on the NASDAQ Global Select Market for the five consecutive trading days ending on the expiration date of the offering, which was April 21, 2008.

Subscriptions received exceeded shares available for issuance in the offering by 1,572,985, or 28.5%. Due to the level of oversubscription in the offering, no shares will be allocated to oversubscriptions by persons who were not stockholders on the record date of March 31, 2008. Proceeds to the Company after payment of offering-related expenses, and before payment of soliciting dealer fees, are expected to be approximately $41 million. The Company intends to use all of the net proceeds of the offering to pay amounts outstanding under its line of credit. Paying down the line of credit will increase the Company’s funds available for investment, thereby allowing the Company to more fully take advantage of available investment opportunities to purchase small businesses in partnership with their management teams. The Company expects that the investment of the proceeds of the rights offering in these businesses will help to reduce the relative significance of certain large positions in its portfolio.

Gladstone Investment Corporation is an investment company that seeks to make debt and equity investments in small and mid-sized private businesses in the U.S. in connection with acquisitions, changes in control and recapitalizations. For more information please visit our website at www.GladstoneInvestment.com.

For further information contact Investor Relations at 703-287-5835.

This press release may include statements that may constitute “forward-looking statements,” including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “anticipates,” “estimated,” “approximately,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption "Risk factors" of the Company’s Prospectus dated January 14, 2008, as filed with the Securities and Exchange Commission on March 24, 2008. These forward-looking statements also include unknown risks and uncertainties, including the availability of attractive investment opportunities, management’s ability to identify investment opportunities that will balance the significance of other investments in the Company’s portfolio, and the effect of the Offering on future distributions by the Company. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Gladstone Investment Corp.
Kerry Finnegan, 703-287-5893